Exhibit 99.2

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732)240-4500, ext. 7506

Fax: (732)349-5070

email:Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES APPOINTMENT OF CHIEF OPERATING OFFICER

VITO R. NARDELLI AS PRESIDENT

TOMS RIVER, NEW JERSEY, JULY 21, 2010…OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company for OceanFirst Bank, announced the advancement of its succession plan appointing Vito R. Nardelli, President of the Company and the Bank. In this position, Mr. Nardelli will oversee the operations of the organizations.

“Vito’s wealth of experience and talent make him well-qualified to be our next President,” said OceanFirst Chairman and CEO John R. Garbarino. “We are pleased to be able to take the next step in our succession plan, formulated shortly after Vito joined the Bank.”

Mr. Nardelli was hired by the Bank as Executive Vice President/Chief Sales Officer in June 2004 and was named Chief Operating Officer in 2005. Mr. Nardelli has been employed in the banking industry for approximately 30 years. He began his career with Chase Manhattan Bank, N.A. and held various executive level positions at Marine Midland Bank and Wachovia (formerly First Union). He most recently served as Director of Retail Banking for The Trust Company of New Jersey and, until 2003, as Division President of the Dime Savings Bank of New Jersey. Between 1991 and 1994, Mr. Nardelli served as Executive Director of the New Jersey Economic Development Authority.

OceanFirst Financial Corp’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered stock savings bank with $2.2 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.